Consent of Independent Auditors

The Shareholder and Board of Directors
Aetna Insurance Company of America:

We consent to the use of our reports dated March 17, 1995 on the financial statements of Aetna Insurance Company of America and the related financial statement schedules as of December 31, 1994 and 1993 and for each of the years in the three-year period then ended incorporated by reference, and to the reference to our Firm under the heading "Experts" in the Prospectus.

Our reports refer to a change in 1993 in the Company's methods of accounting for certain investments in debt and equity securities.


                                                      /s/KPMG Peat Marwick LLP


Hartford, Connecticut
October 20, 1995